EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-190350; No. 333-207703; No. 333-211099; No. 333-212730; No. 333-219553; No. 333-229780; No. 333-232916; No. 333-219553; No. 333-234608; No. 333-251900; No. 333-266471, No. 333-273572, and 333-288639) and Form S-3 (No. 333-272196) of Exact Sciences Corporation of our report dated February 13, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
February 13, 2026